EXHIBIT 99.1

Table of Contents

Earnings Release and Table Listing

  Earnings Release Narrative
  Consolidated Balance Sheets
  Consolidated Statements of Income
  Selected Financial Data
    Net income by business segment
    Selected financial ratios
    Asset and liability activity
    Capital ratios (Bank only)
    Book value per share
    Number of branches including in-store locations
    Average balance sheet data
    Loan and deposit related fees
    Loan servicing income (loss), net
    Net gains (losses) on sales of loans and mortgage-backed securities
    Mortgage servicing rights activity
    Mortgage loans serviced for others
    Loans held for investment
    Loans held for sale
    Residential one-to-four unit loans subject to negative amortization
    Non-performing assets
    Delinquent loans

Earnings Release and Table Listing

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Brian E. Côté Chief Financial Officer (949) 509-4420

DOWNEY ANNOUNCES FIRST QUARTER 2007 EARNINGS

          Newport Beach, California - April 18, 2007 - Downey Financial Corp. (NYSE: DSL) reported net income for the first quarter of 2007 of $42.9 million or $1.54 per share on a diluted basis, down 1.9% from $43.7 million or $1.57 per share in the first quarter of 2006. (Please refer to Income Taxes below for a discussion regarding revisions to prior period results.)

          The decline in net income between first quarters was primarily due to:

  A $3.8 million or 6.2% increase in general and administrative expense;
  A $2.9 million decline in net gains on sales of loans and mortgage-backed securities, primarily due to a lower volume of loans sold and, to a lesser extent, a lower gain per dollar of loan sold;
  A $1.8 million decline in income from real estate and joint ventures held for investment;
  A $0.8 million decline in net interest income due to a lower level of interest-earning assets; and
  A $0.6 million unfavorable change in income from loan servicing activities.

Those unfavorable items were partially offset by a $9.4 million decline in provision for credit losses.

          Daniel D. Rosenthal, President and Chief Executive Officer, commented, "Last year's challenging business environment, characterized by a softening in the residential housing market and an inverted yield curve, has carried into 2007 and contributed to further declines in our loan portfolio. In addition, there has been much publicity this year about credit quality issues associated with subprime lending that has lead to the closing of numerous subprime lenders and the declaring of bankruptcy by others. Downey has historically been involved in subprime lending and has had very few losses. Our subprime portfolio has declined and represents less than 6% of our loan portfolio. We continue to have a strong capital position which will allow us to take advantage of any opportunities that may arise."

Net Interest Income

          Net interest income totaled $125.1 million in the first quarter of 2007, down $0.8 million or 0.6% from a year ago, reflecting a $1.7 billion or 10.2% decline in average interest-earning assets. The effective interest rate spread averaged 3.28% in the current quarter, up 0.31% from 2.97% a year ago, and up 0.06% from 3.22% in the fourth quarter of 2006. The increase in the effective interest rate spread between first quarters was primarily the result of two factors. First, interest-earning assets in the current quarter were funded with a higher proportion of interest free funds (the excess of interest-earning assets over interest-bearing deposits and borrowings), and the value of those funds was worth more due to the higher interest rate levels prevalent in the current quarter. Second, the yield on interest-earning assets

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rose more between first quarters than did the cost of interest-bearing liabilities. Those two favorable items were partially offset by a lower proportion of loan prepayment fees to the amount of deferred loan origination costs written-off as a result of those payoffs. Loan prepayment fees in the first quarter of 2007 represented 84.5% of deferred loan origination costs written-off, compared to 97.4% a year ago. The decline was the result of a higher proportion of loans being repaid that were no longer subject to a prepayment fee.

Provision for Credit Losses

          During the current quarter, the provision for credit losses totaled $0.6 million, down $9.4 million from a year ago. At March 31, 2007, the allowance for credit losses was the same as at year-end 2006, $62 million, comprised of $61 million for loan losses and $1 million for unfunded loan commitments which is reported in the category accounts payable and accrued liabilities. Although the California residential real estate market continued to show signs of weakening during the current quarter, a $823 million or 6.2% drop in the single-family residential loan portfolio mitigated the need to increase the associated allowance for loan losses. Net charge-offs totaled $0.7 million in the current quarter, up from $0.1 million a year ago.

Other Income

          Other income totaled $17.7 million in the current quarter, down $5.5 million from a year ago. Contributing to the decline between first quarters was:

  A $2.9 million decline in net gains on sales of loans and mortgage-backed securities, primarily due to a lower volume of loans sold. Net gains in the current quarter totaled $8.7 million, including a $0.3 million gain due to the SFAS 133 impact of valuing derivatives associated with the sale of loans. Excluding the impact of SFAS 133, a gain was realized equal to 1.19% on secondary market sales of $714 million, compared with the year-ago gain of 1.30% on secondary market sales of $876 million.
  A $1.8 million decline in income from real estate and joint ventures held for investment, primarily due to higher operating charges from investments in joint ventures and lower gains from sales. Gains from sales totaled $0.5 million in the current quarter, compared to $1.0 million a year ago.
  A $0.6 million unfavorable change in income from loan servicing activities, as the current quarter reflected a loss of $0.4 million compared to income of $0.2 million a year ago. The unfavorable change primarily reflected a $0.8 million increase in payoff and curtailment interest costs, which represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. It should be noted that this cost does not include the benefit derived from the use of repaid loan funds until remitted to the investor which results in an increase in net interest income.

Operating Expense

          Operating expense totaled $65.6 million in the current quarter, up $4.1 million or 6.7% from a year ago. The increase primarily reflected a $1.8 million increase associated with higher deposit insurance premiums and regulatory assessments and a $1.5 million or 3.6% increase in salaries and related costs.

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Income Taxes

          The effective tax rate in the current quarter was 44.00%, compared to 43.64% in the year-ago quarter. The difference in effective tax rates was due primarily to interest associated with a potential underpayment of taxes, as discussed in more detail below.

          The IRS is currently auditing Downey's 2004 tax return, including its treatment of certain loan origination costs. As a result, Downey has determined there is substantial ambiguity surrounding the treatment of certain loan origination costs on its tax returns for 2003 through 2005. Since year-end 2006, Downey has made payments of taxes (previously accrued for in prior period financial statements) and interest to federal and state taxing authorities in the amount of $88.9 million for the purpose of avoiding penalties and further interest pending resolution of this ambiguity. The potential after-tax interest assessment related to Downey's tax returns for 2003 through 2005 totals $10.8 million. Of that amount, $1.6 million was accrued for 2007 and has been recorded as additional income taxes in the current quarter, and $9.2 million was accrued for 2004 through 2006 and will be reflected in income taxes in those prior periods in future SEC filings. (The impact of these prior period adjustments on net income and earnings per share is shown below in Supplemental Information, Tax Deduction of Loan Origination Costs. A comprehensive footnote describing this situation and its impact on previously filed financial statements will be included in Downey's first quarter Form 10-Q. However, previously filed financial statements on Form 10-K and Form 10-Q will not be amended as the impact on all prior periods is considered immaterial.)

          While the IRS may assert a $9.2 million penalty (including penalty interest) against Downey related to its 2004 tax return, Downey has determined it is unlikely any such penalty would be sustained, and it would vigorously contest any penalty that would be proposed.

Assets, Loan Originations and Deposits

          At March 31, 2007, assets totaled $15.238 billion, down $2.565 billion or 14.4% from a year ago. During the current quarter, assets declined $970 million or 6.0 % due primarily to declines of $865 million in loans held for investment and $95 million in loans held for sale. Included within loans held for investment at quarter end were $10.055 billion of one-to-four unit adjustable rate mortgages subject to negative amortization, down $1.145 billion from year-end 2006. These loans comprised 81% of the one-to-four unit residential portfolio at quarter end, compared to 92% a year ago. The amount of negative amortization included in loan balances increased $37 million during the current quarter to $358 million or 3.56% of loans subject to negative amortization. During the current quarter, approximately 31% of loan interest income represented negative amortization, up from both 29% in the fourth quarter of 2006 and 25% in the year-ago first quarter.

          Loan originations (including purchases) totaled $1.261 billion in the current quarter, down $1.552 billion or 55.2% from $2.813 billion a year ago. Loans originated for sale declined $339 million or 34.6% to $641 million, while single family loans originated for portfolio declined $1.116 billion or 64.9% to $603 million. In addition to single family loans, $17 million of other loans were originated in the current quarter.

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          Deposits totaled $11.647 billion at quarter end, down 4.5% from a year ago and down $137 million or 1.2% from year-end 2006. At quarter end, the number of branches totaled 173 (169 in California and four in Arizona), up one branch from December 31, 2006. During the current quarter, one traditional branch was opened. At quarter end, the average deposit size of our 82 traditional branches was $112 million, while the average deposit size of our 91 in-store branches was $27 million. Since the end of 2006, borrowings declined $766 million and represented 13.4% of total assets.

Non-Performing Assets

          Non-performing assets increased during the quarter by $33 million to $143 million and represented 0.94% of total assets, compared with 0.68% at year-end 2006 and 0.22% a year ago.

Regulatory Capital Ratios

          At March 31, 2007, Downey Financial Corp.’s primary subsidiary, Downey Savings and Loan Association, F.A., had core and tangible capital ratios of 9.64% and a risk-based capital ratio of 19.57%. These capital levels were well above the "well capitalized" standards of 5% and 10%, respectively, as defined by regulation.

          Certain statements in this release may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Downey’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Downey conducts its operations, fluctuations in interest rates, credit quality, the outcome of the IRS audit currently underway, and government regulation. Downey does not update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

          For further information, contact: Brian E. Côté, Chief Financial Officer at (949)509-4420.

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Supplemental Information
Tax Deduction of Loan Origination Costs

The following table sets forth the impact to net income for financial statement purposes of the change in treatment of certain loan origination costs in Downey's tax returns for 2003 through 2005. This table reflects by quarter for 2004 through 2006 the after-tax interest assessment that is recorded as additional income taxes, as interest begins accruing after the due date for filing each year's tax return. (Data in the table is unaudited.)

	Net Income				Earnings Per Share (diluted)

	Previously				Previously
(Dollars in Thousands, Except Per Share Data)	Reported	Adjusted	Change		Reported	Adjusted	Change

2004:
1st quarter	$8,912	$8,874	$(38)	(0.4)%	$0.32	$0.32	$-	(0.9)%
2nd quarter	27,821	27,568	(253)	(0.9)	0.99	0.98	(0.01)	(0.5)
3rd quarter	24,510	24,303	(207)	(0.8)	0.88	0.87	(0.01)	(1.2)
4th quarter	46,419	46,170	(249)	(0.5)	1.66	1.66	-	(0.2)

Total	$107,662	$106,915	$(747)	(0.7)%	$3.85	$3.83	$(0.02)	(0.6)%

2005:
1st quarter	$51,739	$51,416	$(323)	(0.6)%	$1.86	$1.84	$(0.02)	(0.9)%
2nd quarter	64,070	63,271	(799)	(1.2)	2.30	2.27	(0.03)	(1.3)
3rd quarter	59,736	58,883	(853)	(1.4)	2.14	2.11	(0.03)	(1.3)
4th quarter	41,889	40,907	(982)	(2.3)	1.50	1.47	(0.03)	(2.2)

Total	$217,434	$214,477	$(2,957)	(1.4)%	$7.80	$7.69	$(0.11)	(1.4)%

2006:
1st quarter	$44,757	$43,697	$(1,060)	(2.4)%	$1.61	$1.57	$(0.04)	(2.7)%
2nd quarter	49,540	48,224	(1,316)	(2.7)	1.77	1.73	(0.04)	(2.3)
3rd quarter	57,176	55,620	(1,556)	(2.7)	2.05	1.99	(0.06)	(2.7)
4th quarter	53,701	52,115	(1,586)	(3.0)	1.93	1.87	(0.06)	(3.2)

Total	$205,174	$199,656	$(5,518)	(2.7)%	$7.36	$7.16	$(0.20)	(2.7)%

Grand Total	$530,270	$521,048	$(9,222)	(1.7)%	$19.01	$18.68	$(0.33)	(1.7)%

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
(Dollars in Thousands, Except Per Share Data)	2007	2006	2006

Assets
Cash	$157,084	$124,865	$168,822
Federal funds	-	1	-

Cash and cash equivalents	157,084	124,866	168,822
U.S. Treasury, government sponsored entities and other investment
securities available for sale, at fair value	1,411,258	1,433,176	730,402
Loans held for sale, at lower of cost or fair value	267,862	363,215	561,511
Mortgage-backed securities available for sale, at fair value	117	251	271
Loans held for investment	13,002,795	13,868,227	15,912,318
Allowance for loan losses	(60,758)	(60,943)	(44,504)

Loans held for investment, net	12,942,037	13,807,284	15,867,814
Investments in real estate and joint ventures	61,663	59,843	49,182
Real estate acquired in settlement of loans	17,212	8,524	385
Premises and equipment	115,534	114,052	110,595
Federal Home Loan Bank stock, at cost	126,125	152,953	182,557
Mortgage servicing rights, net	20,689	21,196	20,165
Other assets	118,288	122,022	111,055

	$15,237,869	$16,207,382	$17,802,759

Liabilities and Stockholders’ Equity
Deposits	$11,647,431	$11,784,869	$12,198,903
Securities sold under agreements to repurchase	546,870	469,971	-
Federal Home Loan Bank advances	1,298,197	2,140,785	3,825,811
Senior notes	198,305	198,260	198,129
Accounts payable and accrued liabilities	93,977	220,262	317,976
Deferred income taxes	13,626	-	17,301

Total liabilities	13,798,406	14,814,147	16,558,120

Stockholders’ equity
Preferred stock, par value of $0.01 per share; authorized 5,000,000 shares;
outstanding none	-	-	-
Common stock, par value of $0.01 per share; authorized 50,000,000 shares;
issued 28,235,022 shares at March 31, 2007, December 31, 2006 and
March 31, 2006; outstanding 27,853,783 shares at March 31, 2007,
December 31, 2006 and March 31, 2006	282	282	282
Additional paid-in capital	93,792	93,792	93,792
Accumulated other comprehensive loss	(1,676)	(5,204)	(6,196)
Retained earnings	1,363,857	1,321,157	1,173,553
Treasury stock, at cost, 381,239 shares at March 31, 2007,
December 31, 2006 and March 31, 2006	(16,792)	(16,792)	(16,792)

Total stockholders’ equity	1,439,463	1,393,235	1,244,639

	$15,237,869	$16,207,382	$17,802,759

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,

(Dollars in Thousands, Except Per Share Data)	2007	2006

Interest income
Loans	$252,172	$255,345
U.S. Treasury and government sponsored entities securities	19,174	7,336
Mortgage-backed securities	3	3
Other investment securities	2,471	2,279

Total interest income	273,820	264,963

Interest expense
Deposits	113,575	91,835
Federal Home Loan Bank advances and other borrowings	31,830	43,914
Senior notes	3,301	3,298

Total interest expense	148,706	139,047

Net interest income	125,114	125,916
Provision for credit losses	617	10,057

Net interest income after provision for credit losses	124,497	115,859

Other income, net
Loan and deposit related fees	8,836	8,558
Real estate and joint ventures held for investment, net	476	2,289
Secondary marketing activities:
Loan servicing income (loss), net	(436)	189
Net gains on sales of loans and mortgage-backed securities	8,740	11,654
Other	72	520

Total other income, net	17,688	23,210

Operating expense
Salaries and related costs	42,234	40,780
Premises and equipment costs	8,809	8,538
Advertising expense	1,191	1,242
Deposit insurance premiums and regulatory assessments	2,764	1,014
Professional fees	559	792
Other general and administrative expense	9,795	9,175

Total general and administrative expense	65,352	61,541
Net operation of real estate acquired in settlement of loans	291	(9)

Total operating expense	65,643	61,532

Income before income taxes	76,542	77,537
Income taxes	33,679	33,840

Net income	$42,863	$43,697

Per share information
Basic	$1.54	$1.57
Diluted	$1.54	$1.57
Cash dividends declared and paid	$0.12	$0.10
Weighted average shares outstanding
Basic	27,853,783	27,853,783
Diluted	27,884,030	27,883,221

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,

(Dollars in Thousands)	2007	2006

Net income by business segment
Banking	$42,423	$42,516
Real estate investment	440	1,181

Total net income	$42,863	$43,697

Selected financial ratios
Effective interest rate spread	3.28%	2.97%
Efficiency ratio (a)	45.92	41.91
Return on average assets	1.09	1.00
Return on average equity	12.10	14.28

Asset and liability activity
Loans for investment portfolio:
Originations: (b)
Residential one-to-four units	$602,898	$1,719,368
All other	17,500	113,670
Repayments	(1,560,187)	(1,393,957)

Loans originated for sale portfolio (b)	640,669	980,164

Loans and mortgage-backed securities sold	(714,430)	(876,286)

Increase (decrease) in loans and mortgage-backed securities	(960,734)	607,673

Increase (decrease) in assets	(969,513)	707,096

Increase (decrease) in deposits	(137,438)	322,055

Increase (decrease) in borrowings	(765,644)	268,338

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
	2007	2006	2006

Capital ratios (Bank only)
Tangible and core	9.64%	8.76%	7.53%
Risk-based	19.57	17.78	14.83

Book value per share	$51.68	$50.02	$44.68

Number of branches including in-store locations	173	172	173

(a) The amount of general and administrative expense expressed as a percentage of net interest income plus other income, excluding income associated with real estate held for investment.
(b) Included loans purchased.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31, 2007			December 31, 2006			March 31, 2006

			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in Thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Average balance sheet data
Interest-earning assets:
Loans:
Loan prepayment fees		21,804	0.64		27,409	0.75		21,471	0.53
Write-off of deferred costs and
premiums from loan payoffs		(25,814)	(0.76)		(27,893)	(0.76)		(22,044)	(0.54)
All other		256,182	7.49		272,723	7.42		255,918	6.34

Total loans	$13,678,775	$252,172	7.37%	$14,703,050	$272,239	7.41%	$16,137,510	$255,345	6.33%
Mortgage-backed securities	152	3	5.80	254	4	5.60	276	3	4.35
Investment securities (a)	1,578,946	21,645	5.56	1,472,000	18,390	4.96	848,460	9,615	4.60

Total interest-earnings assets	15,257,872	273,820	7.18	16,175,304	290,633	7.19	16,986,246	264,963	6.24
Non-interest-earning assets	469,512			450,768			419,058

Total assets	$15,727,385			$16,626,072			$17,405,304

Transaction accounts:
Non-interest-bearing checking	$755,063	$-	-%	$776,986	$-	-%	$699,971	$-	-%
Interest-bearing checking (b)	488,174	395	0.33	488,383	418	0.34	515,516	435	0.34
Money market	150,385	385	1.04	146,991	384	1.04	164,212	423	1.04
Regular passbook	1,243,823	2,949	0.96	1,311,124	3,225	0.98	1,727,033	4,384	1.03

Total transaction accounts	2,637,445	3,729	0.57	2,723,484	4,027	0.59	3,106,732	5,242	0.68
Certificates of deposit	9,004,183	109,846	4.95	9,117,252	111,897	4.87	8,904,238	86,593	3.94

Total deposits	11,641,628	113,575	3.96	11,840,736	115,924	3.88	12,010,970	91,835	3.10
FHLB advances and other borrowings (c)	2,227,592	31,830	5.79	2,867,151	41,234	5.71	3,689,386	43,914	4.83
Senior notes	198,289	3,301	6.66	198,245	3,300	6.66	198,112	3,298	6.66

Total deposits and borrowings	14,067,509	148,706	4.29	14,906,132	160,458	4.27	15,898,468	139,047	3.55
Other liabilities	243,070			351,312			283,060
Stockholders’ equity	1,416,806			1,368,628			1,223,776

Total liabilities and stockholders’ equity	$15,727,385			$16,626,072			$17,405,304

Net interest income/interest rate spread		$125,114	2.89%		$130,175	2.92%		$125,916	2.69%
Excess of interest-earning assets over
deposits and borrowings	$1,190,363			$1,269,172			$1,087,778
Effective interest rate spread			3.28			3.22			2.97

(a) Yields for securities available for sale are calculated using historical cost balances and are not adjusted for changes in fair value that are reflected as a separate component of stockholders’ equity.
(b) Included amounts swept into money market deposit accounts.
(c) The impact of interest rate swap contracts was included, with notional amounts totaling $430 million of receive-fixed, pay-3-month London Inter-Bank Offered Rate ("LIBOR") variable interest, which contracts serve as a permitted hedge against a portion of our FHLB advances.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	Three Months Ended

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2007	2006	2006

Loan and deposit related fees
Loan related fees	$842	$918	$1,066
Deposit related fees:
Automated teller machine fees	2,305	2,346	2,149
Other fees	5,689	5,879	5,343

Total loan and deposit related fees	$8,836	$9,143	$8,558

Loan servicing income (loss), net
Net cash servicing fees	$1,607	$1,647	$1,566
Payoff and curtailment interest cost (a)	(1,063)	(1,269)	(218)
Amortization of mortgage servicing rights	(1,024)	(1,087)	(1,198)
(Provision for) reduction of impairment of mortgage servicing rights	44	(149)	39

Total loan servicing income (loss), net	$(436)	$(858)	$189

Net gains (losses) on sales of loans and mortgage-backed securities
Mortgage servicing rights	$1,341	$2,122	$1,022
All other components excluding SFAS 133	7,148	6,682	10,394
SFAS 133	251	(309)	238

Total net gains on sales of loans and mortgage-backed securities	$8,740	$8,495	$11,654

Secondary marketing gain excluding SFAS 133 as a
percentage of associated sales	1.19%	1.23%	1.30%

Mortgage servicing rights activity
Gross balance at beginning of period	$21,435	$20,483	$21,157
Additions (b)	1,341	2,122	1,022
Amortization	(1,024)	(1,087)	(1,198)
Sales	(868)	-	-
Impairment write-down	(13)	(83)	(561)

Gross balance at end of period	20,871	21,435	20,420

Allowance balance at beginning of period	239	173	855
Provision for (reduction of) impairment	(44)	149	(39)
Impairment write-down	(13)	(83)	(561)

Allowance balance at end of period	182	239	255

Total mortgage servicing rights, net	$20,689	$21,196	$20,165

As a percentage of associated mortgage loans	0.88%	0.89%	0.85%
Estimated fair value (c)	$22,461	$22,828	$21,894
Weighted average expected life (in months)	56	54	51
Custodial account earnings rate	5.26%	5.28%	4.90%
Weighted average discount rate	10.27	10.28	9.45

Earnings Release and Table Listing

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2007	2006	2006

Mortgage loans serviced for others
Total	$6,021,673	$5,908,233	$5,794,067
With capitalized mortgage servicing rights: (c)
Amount	2,348,060	2,394,754	2,372,534
Weighted average interest rate	5.77%	5.75%	5.63%
Total loans sub-serviced without mortgage servicing rights: (d)
Term – less than six months	$125,425	$93,074	$153,655
Term – indefinite	3,533,200	3,404,342	3,248,012

Custodial account balances	$176,171	$172,462	$124,324

(a) Represents the difference between the contractual obligation to pay interest to the investor for an entire month and the actual interest received when a loan prepays prior to the end of the month. However, loan servicing activities do not include the benefit of the use of total loan repayments to increase net interest income.
(b) Included minor amounts repurchased.
(c) The estimated fair value may exceed book value for certain asset strata and excluded loans sold or securitized prior to 1996 and loans sub-serviced without capitalized mortgage servicing rights.
(d) Servicing is performed for a fixed fee per loan each month.

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Earnings Release and Table Listing

DOWNEY FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL DATA – (Continued)

	March 31,	December 31,	March 31,
(Dollars in Thousands)	2007	2006	2006

Loans held for investment
Loans secured by real estate:
Residential one-to-four units	$12,404,020	$13,227,004	$15,150,729
Home equity loans and lines of credit	168,442	187,939	250,804
Residential five or more units	110,228	113,488	135,432
Commercial real estate	26,296	26,700	28,846
Construction	61,955	52,922	78,095
Land	58,795	58,910	27,379
Non-mortgage:
Commercial	2,200	2,400	3,481
Consumer	6,143	6,778	6,658

Total loans held for investment	12,838,079	13,676,141	15,681,424
Increase (decrease) for:
Undisbursed loan funds and net deferred costs and premiums	164,716	192,086	230,894
Allowance for losses	(60,758)	(60,943)	(44,504)

Total loans held for investment, net	$12,942,037	$13,807,284	$15,867,814

Loans held for sale
Residential one-to-four units	$266,162	$358,128	$556,365
Net deferred costs and premiums	2,156	4,789	6,646
Capitalized basis adjustment (a)	(456)	298	(1,500)

Total loans held for sale, net	$267,862	$363,215	$561,511

Residential one-to-four unit loans subject to negative amortization
Held for investment:
Amount	$10,054,917	$11,199,870	$13,865,945
Amount as a percentage of total residential one-to-four unit adjustable rate loans	81%	85%	92%
Negative amortization included in the loan balance	357,630	320,466	181,559
Negative amortization as a percentage of the associated loan balance	3.56%	2.86%	1.31%

Non-performing assets
Non-accrual loans:
Residential one-to-four units	$114,833	$90,218	$38,503
Land	11,345	11,345	-
Other	28	275	1

Total non-accrual loans	126,206	101,838	38,504
Real estate acquired in settlement of loans	17,212	8,524	385

Total non-performing assets	$143,418	$110,362	$38,889

Non-performing assets as a percentage of total assets	0.94%	0.68%	0.22%

Delinquent loans
30-59 days	$48,032	$57,042	$26,791
60-89 days	31,592	24,313	10,497
90+ days (b)	93,464	63,162	22,111

Total delinquent loans	$173,088	$144,517	$59,399

Delinquencies as a percentage of total loans	1.32%	1.03%	0.37%

(a) Reflected the change in fair value of the interest rate lock derivative from the date of rate lock to the date of funding.
(b) All 90 day or greater delinquencies are on non-accrual status and reported as part of non-performing assets.
.Note: Certain prior period amounts have been reclassified to conform to the current presentation.

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